SPARTA COMMERCIAL CONTINUES BALANCE SHEET ENHANCEMENTS

New York, NY.  November 10, 2009.  Sparta Commercial Services, Inc. (OTC BB: SRCO), today announced that Optimus Capital Partners, LLC has closed on a purchase of preferred stock and warrants. This brings the total amount to date invested by Optimus to $1,570,000. The investments were made pursuant to the previously announced Preferred Stock Purchase Agreement.  Additionally, Optimus Capital Partners, LLC exercised warrants to purchase 13,500,000 shares of common stock at an exercise price of $.09 per share for $1,215,000.

Sparta has also converted or received written agreements to convert an additional $945,000 of notes and accounts payable to equity, in addition to the $6 million of notes payable and accrued interest conversions previously announced. This leaves approximately $100,000 in notes payable remaining on the Company’s balance sheet as compared to $5.5 million at the end of our fiscal year April 30, 2009.

Anthony Havens, Chairman and CEO, commented, “In the past 3 months, in one of the most difficult financing environments in recent history, we have raised new equity and converted debt totaling $9.7 million dollars.  With these actions completed, we believe Sparta is in position to begin utilizing the initial $25 million under its previously announced secured senior credit facility.”

Contact:

Dick Trotter
COO
Sparta Commercial Services, Inc.
(212) 239-2666

Source: Sparta Commercial Services, Inc.

About Sparta Commercial Services: Sparta Commercial Services is a New York-based, nationwide financial services company dedicated to the powersports industry, offering financing and leasing products to consumers and retail powersports dealers, as well as a variety of commercial products for governmental agencies that require motorcycles and other equipment for law enforcement activities.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are valid only as of today and we disclaim any obligation to update this information. Actual results may differ significantly from management's expectations. These forward-looking statements involve risks and uncertainties that include, among others, risks related to potential future losses, obtaining, satisfying terms of, and amount of credit lines, competition, financing and commercial agreements and strategic alliances, seasonality, potential fluctuations in operating results and rate of growth, management of potential growth, system interruption, consumer and industry trends, limited operating history, and government regulation. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC, which are available on its website at: http://www.sec.gov.